Exhibit 10.2

Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), entered into as of this 21st day of August 2019, amends and restates effective as of the date hereof (the “Effective Date”) that certain Employment Agreement dated July 14, 2004 (effective as of June 21, 2004) and amended on October 10, 2007, December 31, 2008, April 28, 2014 and May 31, 2016, by and among American Public University System, Inc., a West Virginia corporation (the “University”), American Public Education, Inc., a Delaware corporation (the “Company”) and Wallace E. Boston, Jr. (the “Executive”).

WHEREAS, the University is a wholly owned subsidiary of the Company;

WHEREAS, the Executive currently serves as the Chief Executive Officer of the Company and the President of the University; and

WHEREAS, in connection with the anticipated transition of the Company’s leadership structure, the Company, the University and the Executive desire to provide for the terms pursuant to which Executive will step down as the Chief Executive Officer of the Parent but continue serving as the President of the University through June 30, 2020 and continue to provide his services, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.                  Employment. On the terms and conditions set forth in this Agreement, effective as of September 23, 2019 or such later date as Executive’s successor has assumed the role as Chief Executive Officer of the Company (the “Transition Date”), the Executive shall be deemed to have resigned as the Chief Executive Officer of the Company and shall continue serving as the President of the University, for the term set forth in Section 2 hereof. For the avoidance of doubt, the Company and the Executive mutually agree that the Executive’s role as an officer of the Company shall terminate on the Transition Date and that in connection therewith the Executive is waiving any rights to terminate his employment for “Good Reason,” as such term was defined in the Agreement prior to the Effective Date, as a result of Executive’s resignation as the Chief Executive Officer of the Company.

2.                  Term. Unless sooner terminated as hereinafter set forth, the term of this Agreement and Executive’s employment shall end on June 30, 2020 (the “Retirement Date”).

3.                  Position and Duties. The Executive shall serve as the Chief Executive Officer and President of the Company and the President of the University until the Transition Date and, thereafter, shall continue to serve as the President of the University. While the Executive is serving as the Chief Executive Officer of the Company, he shall continue to report to, and have duties assigned to him, by the board of directors of the Company (the “Board”). Thereafter, the Executive shall report to, and have duties assigned to him, by the Board of Trustees of the University, and shall keep the Chief Executive Officer of the Company informed of all major initiatives and budget impacts and coordinate with the Chief Executive Officer, as appropriate and requested by the Chief Executive Officer. The Executive shall devote the Executive’s best efforts and full business time to the performance of the Executive’s duties and the advancement of the business and affairs of the Company and the University prior to the Transition Date and to the University thereafter.

Execution Version

4.                  Place of Performance. In connection with the Executive’s employment by the Company and the University, the Executive shall be based at the principal executive offices of the Company prior to the Transition Date and the University thereafter at its offices as of the Effective Date, or such other place as the Company, the University and the Executive mutually agree.

5.                  Compensation.

a.                   Base Salary. Until the Transition Date, the Company shall pay to the Executive an annual base salary at the rate of $692,070 per year. After the Transition Date, the University shall pay to the Executive an annual base salary at the rate of $500,000 per year. (The base salary as in effect at the Company or the University, as applicable, shall be the “Base Salary.”) The Base Salary shall be payable biweekly or in such other installments as shall be consistent with the Company’s or the University’s payroll procedures, as applicable.

b.                  Annual Bonus. The Executive shall be eligible to receive a bonus of up to ninety percent (90%) of the Executive’s Base Salary for 2019 and 2020 as determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion (the “Annual Bonus”), based upon the achievement of certain performance goals established by the Compensation Committee for each year. The Executive will also be eligible to receive an additional percentage of up to forty-five percent (45%) of the Executive’s Base Salary for 2019 and 2020 as determined by the Compensation Committee in its sole discretion, based upon the achievement of certain “stretch” performance goals established by the Compensation Committee for each year. The earned bonus percentage shall be referred to as the “Attained Bonus Percentage.” Any bonus shall be paid by March 15 of the year following the year of performance. For calendar year 2019, Executive’s Annual Bonus, if earned, shall be determined as the sum of (i) the Attained Bonus Percentage multiplied by $692,070, multiplied by a fraction, the numerator of which is the number of days in calendar year 2019 to the Transition Date and the denominator of which is 365, plus (ii) the Attained Bonus Percentage multiplied by $500,000, multiplied by a fraction, the numerator of which is the number of days in calendar year 2019 that follow the Transition Date and the denominator of which is 365. For calendar year 2020, the Annual Bonus shall be payable as provided in Section 11.

c.                   Other Benefits. The Executive shall be entitled to receive such other benefits approved by the Compensation Committee and made available to senior executives of the Company or the University, as applicable, including a long-term incentive award in January of 2020 as described in Section 5(d). The Executive also shall be entitled to participate in such plans and to receive such bonuses, incentive compensation and fringe benefits as may be granted or established by the Company or the University, as applicable, from time to time. Nothing contained in this Agreement shall prevent the Company or the University, as applicable, from changing carriers or from effecting modifications in insurance coverage for the Executive.

Execution Version

d.                  2019 and 2020 Equity Awards.

i.                        The Company agrees that, with respect to the Executive’s performance share grant made in January 2019, the percentage of such shares that are earned shall be no less than the percentage earned by any other named executive officer of the Company who received such a grant.

ii.                        The Executive shall receive an annual Company equity award grant in the first quarter of 2020 with a value of $1,000,000, in the same form and subject to the same terms and conditions as grants to other senior executives; provided, that if, prior to the Retirement Date, the Company enters into a written binding agreement that would result in a change in control (as defined in the applicable equity incentive plan) if consummated, then such awards shall vest in full upon the consummation of such change in control, without regard to whether such change in control occurs before or after the Retirement Date (and, for the avoidance of doubt, such awards shall remain outstanding following the Date of Termination until such change in control is consummated or abandoned). Absent a change in control occurring prior to the Date of Termination or pursuant to the immediately-preceding sentence, such grant shall not vest.

e.                   Vacation; Holidays. The Executive shall be entitled to all public holidays observed by the Company and the University, as applicable, and vacation days in accordance with the applicable vacation policies for senior executives of the Company or the University, as applicable, which shall be taken at a reasonable time or times.

f.                    Withholding Taxes and Other Deductions. To the extent required by law, the Company or the University, as applicable, shall withhold from any payments due the Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or company policy.

6.                  Expenses. The Company or the University, as applicable, shall reimburse the Executive for all reasonable expenses incurred by the Executive (in accordance with the policies and procedures in effect for senior executives of the Company or the University, as applicable) in connection with the Executive’s services under this Agreement. The Executive shall account to the Company or the University, as applicable, for expenses in accordance with policies and procedures established by the Company or the University, as applicable.

7.                  [Reserved.]

8.                  Confidential Information.

a.                   The Executive covenants and agrees that the Executive will not ever, without the prior written consent of the Board or a person authorized by the Board or except as may be ordered by a court of competent jurisdiction, publish or disclose to any unaffiliated third party (other than in the Executive’s good faith conduct of his position and duties with the Company or the University and on behalf of the Company, the University or their affiliates) or use for the Executive’s personal benefit or advantage any confidential information with respect to the Company’s, the University’s or their affiliates’ past, present, or planned business, including but not limited to all information and materials related to any Company, University or their affiliates’ business, business plan, product, service, procedure, strategy, method, technique, technology, research, plan, customer or supplier information, customer or supplier list, financial data, technical data, computer files, and computer software, including any of the foregoing that is in any stage of research, development, or planning, and any other information which the Executive obtained while employed by, or otherwise serving or acting on behalf of, the Company, the University or their affiliates or which the Executive may possess or have under his control, that is not generally known (except for unauthorized disclosures) to the public or within the industries in which the Company, the University or their affiliates, respectively, do business.

Execution Version

b.                  The Executive acknowledges that the restrictions contained in Section 8(a) hereof are reasonable and necessary, in view of the nature of the Company and the University’s business, in order to protect the legitimate interests of the Company and the University, and that any violation thereof would result in irreparable injury to the Company and the University. Therefore, the Executive agrees that in the event of a breach or threatened breach by the Executive of the provisions of Section 8(a) hereof, the Company or the University shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Executive from disclosing or using any confidential information. Nothing herein shall be construed as prohibiting the Company or the University from pursuing any other remedies available to it for breach or threatened breach, including, without limitation, recovery of damages from the Executive.

c.                   The Executive shall deliver promptly to the Company or the University on termination of employment, or at any other time the Company or the University may so request, all confidential materials, memoranda, notes, records, reports and other documents and materials (and all copies thereof), in whatever form or medium, that contain any of the foregoing, including but not limited to computer data, files, software, and hardware, relating to the Company’s, the University’s or their affiliates’ respective businesses which the Executive obtained while employed by, or otherwise serving or acting on behalf of, the Company, the University or their affiliates or which the Executive may then possess or have under his control.

9.                  Non-Competition.

a.                   Non-Competition. The Executive covenants and agrees that, during the Executive’s employment hereunder and for a period of twenty-four (24) months thereafter (to the extent permitted by law), the Executive will not at any time, in the United States or any other jurisdiction in which the Company, the University or their corporate controlled affiliates is engaged or has reasonably firm plans to engage in business, whether as a principal, investor, employee, consultant, independent contractor, officer, director, board member, manager, partner, agent, or otherwise, alone or in association with any other person, firm, corporation, or business organization, work for, become employed by, engage in, carry on, provide services to, or assist in any manner (whether or not for compensation or gain) a person or entity that engages in any business in which the Company, the University or any of their corporate controlled affiliates is engaged (a “Competing Business”), where Executive’s position or service for such Competing Business relates to Executive’s positions with or the types of services performed by the Executive for the Company, the University or any of their corporate controlled affiliates, or is otherwise competitive with the Company, the University’s or any of their affiliates’ products or services; provided, however, that the foregoing will not prohibit the Executive from (i) serving on Board of Directors (or comparable bodies) of other entities where the Company or the University has given prior permission, (ii) after the occurrence of both a Change of Control (as defined in Section 12) and the termination of the Executive’s employment, being employed by (A) a campus-based institution of higher education that derives no more than twenty percent (20%) of its revenues from online education, provided, that the Executive is not predominantly engaged in supporting the online education, or (B) an online learning company that does not provide higher education, or (iii) serving as a faculty member, “scholar in residence” or similar academic position, provided, that the Executive does not engage in administrative matters, other than to a de minimis extent. Notwithstanding the foregoing, the ownership by the Executive of less than five percent (5%) of the outstanding stock of any corporation listed on a national securities exchange shall not be deemed a violation of this Section 9(a).

Execution Version

b.                  Injunctive Relief. In the event the restrictions against engaging in a competitive activity contained in Section 9(a) hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 9(a) hereof shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by the court in the action.

c.                   Non-Solicitation. The Executive covenants and agrees that the Executive will not, during the Executive’s employment hereunder and for a period of twenty-four (24) months thereafter solicit, induce, entice, or encourage or attempt to solicit, induce, entice, or encourage any employee of the Company, the University or any of their corporate controlled affiliates to render services for any other person, firm, entity, or corporation or to terminate his or her employment with the Company, the University or any of their corporate controlled affiliates.

10.              Termination of Employment.

a.                   Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

b.                  By the Company. The Company or the University, as applicable, may terminate the Executive’s employment hereunder under the following circumstances:

i.                        The Company or the University, as applicable, may terminate the Executive’s employment hereunder for “Disability.” For purposes of this Agreement, “Disability” shall mean the Executive shall have been unable to perform all of the Executive’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than three (3) consecutive months.

ii.                        The Company or the University, as applicable, may terminate the Executive’s employment hereunder for “Cause.” For purposes of this Agreement, “Cause” shall mean (A) refusal by the Executive to follow a lawful written order of the Chairman of the Board of the Company or the Chairman of the Board of Trustees of the University, as applicable, (B) the Executive’s engagement in conduct materially injurious to the Company, the University or its or their reputation, (C) dishonesty of a material nature that relates to the performance of the Executive’s duties under this Agreement, (D) the Executive’s conviction for any crime involving moral turpitude or any felony, and (E) the Executive’s continued failure to perform his duties under this Agreement (except due to the Executive’s incapacity as a result of physical or mental illness) to the satisfaction of the Board of Directors of the Company or the Board of Trustees of the University, as applicable, for a period of at least thirty (30) consecutive days after written notice is delivered to the Executive specifically identifying the manner in which the Executive has failed to perform his duties.

Execution Version

iii.                        The Company or the University, as applicable, in the sole discretion of the Board or the Board of Trustees of the University, as applicable, may terminate the Executive’s employment hereunder at any time other than for Disability or Cause, for any reason or for no reason at all.

c.                   By the Executive. The Executive may terminate the Executive’s employment hereunder for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean:

i.                        the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position as contemplated by Section 3 of this Agreement, excluding for this purpose (i) an isolated, insubstantial and inadvertent action which is remedied by the Company or the University promptly after receipt of notice thereof given by the Executive; or (ii) any designation of the Executive as a senior advisor to the Company or the University reporting directly to the Board or the Chief Executive Officer of the Company even if the Executive is not serving as the President of the University or the Chief Executive Officer of the Company following such designation;

ii.                        any material failure by the Company or the University to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure which is remedied by the Company or the University promptly after receipt of notice thereof given by the Executive, provided, that in no event will a failure to pay the Annual Bonus by March 15 of the year following the performance year be considered a material failure by the Company or the University to comply with this Agreement;

iii.                        the required relocation of the Executive’s primary place of employment from its location as of the Effective Date; or

iv.                        any material failure by the Company or the University to comply with and satisfy Section 16(c) of this Agreement.

In order to constitute Good Reason, Executive must provide notice to the Company or the University, as applicable, of the existence of the condition within ninety (90) days of the initial existence. None of the foregoing events shall constitute Good Reason if the Executive consents in writing to such event. The Executive further understands and agrees that none of the foregoing events shall constitute Good Reason unless the Company or the University, as applicable, fails to cure such asserted grounds for Good Reason within thirty (30) days of its receipt of notice from the Executive. In order to terminate his employment, if at all, for Good Reason, Executive must terminate employment within thirty (30) days of the end of the cure period if the breach has not been cured. Notwithstanding the foregoing, Executive acknowledges and agrees that he is hereby waiving any rights to terminate his employment hereunder for Good Reason solely as a result of his anticipated resignation as the Chief Executive Officer of the Company and the matters expressly contemplated thereby.

Execution Version

d.                  Retirement Date. If not earlier terminated in accordance with the terms of this Section 10, Executive’s employment shall terminate on the Retirement Date.

e.                   Notice of Termination. Any termination of the Executive’s employment by the Company, the University or the Executive (other than pursuant to Section 10(a) or 10(d) hereof) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

f.                    Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated pursuant to Section 10(b)(i) hereof, thirty (30) days after Notice of Termination, provided, that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during this thirty (30)-day period; (iii) if the Executive’s employment is terminated pursuant to Section 10(b)(ii) or 10(b)(iii) hereof, the date specified in the Notice of Termination; (iv) if the Executive terminates the Executive’s employment for Good Reason pursuant to Section 10(c) hereof, the date specified in the Notice of Termination, provided, however, that such date must occur after the cure period provided in Section 10(c); (v) if the Executive is terminated pursuant to Section 10(d) hereof, the Retirement Date; (vi) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination; and (vii) if the Executive’s employment has not otherwise terminated, the Retirement Date. Notwithstanding the foregoing, the Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)).

11.              Compensation Upon Termination.

a.                   If the Executive’s employment is terminated by the Executive’s death, the Company or the University, as applicable, shall pay to the Executive’s estate, or as may be directed by the legal representatives of the estate, (i) the Executive’s full Base Salary through the Date of Termination to the extent not theretofore paid, (ii) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case, to the extent not theretofore paid, and (iii) all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company or the University pursuant to Sections 5(b) and (c) hereof (the sum of the amounts described in clauses (i), (ii), and (iii) shall be hereinafter referred to as the “Base Amount”), at the time these payments are due and neither the Company nor the University shall have further obligations to the Executive under this Agreement.

Execution Version

b.                  If the Company or the University, as applicable, terminates the Executive’s employment for Disability as provided in Section 10(b)(i) hereof, the Company or the University, as applicable, shall pay the Executive the following amounts and shall have no further obligations to the Executive, provided, that in the case of payments to be made pursuant to section (ii) below, on or before the sixtieth day following the Date of Termination, the Executive executes a release of claims substantially in the form attached hereto as Appendix A and all revocation periods applicable to such release have expired without the release being revoked:

i.                        an amount equal to the sum of (A) the Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, (B) the product of (x) the Annual Bonus (to the extent Company or University, as applicable, and Executive performance were satisfying the performance targets, adjusted for the short period through the Date of Termination, for an Annual Bonus) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (C) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), provided that any such deferred compensation shall be paid in accordance with the terms and conditions of any applicable deferred compensation plan, and any accrued vacation pay, in each case, to the extent not theretofore paid, (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”) in a lump sum in cash within thirty (30) days of the Date of Termination; and

ii.                        an amount equal to the sum of (A) the Executive’s Base Salary and (B) the Annual Bonus (to the extent Company or University, as applicable, and Executive performance were satisfying the performance targets, adjusted for the short period, after the Date of Termination to the end of the calendar year for an Annual Bonus and as to the remainder of the twenty-four (24)-month period following the Date of Termination, only if net income has increased from the same period in the prior year and the performance targets established for the successor chief executive officer of the Company or successor President of the University, as applicable, were being satisfied for that period), in substantially equal proportionate installments in accordance with the Company or the Parent’s normal payroll practices for a period of twenty-four (24) months, commencing within sixty (60) days following Executive’s Date of Termination, provided, that if Executive’s Date of Termination occurs within sixty (60) days prior to the end of a calendar year, payments will commence in the year after the Date of Termination, and in all cases, the first payment shall include all payments Executive would have received if payments had been continuous after the Date of Termination; provided, that payments made to the Executive under this section shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any payment under disability benefit plans of the Company or the University and which amounts were not previously applied to reduce any payment, provided, further, that any such reduction shall be done in a manner that complies with Section 409A of the Code.

c.                   If the Company or the University, as applicable, terminates the Executive’s employment for Cause as provided in Section 10(b)(ii) hereof or if the Executive terminates the Executive’s employment other than for Good Reason, the Company or the University, as applicable, shall pay the Executive the Base Amounts, and neither the Company nor the University shall have any further obligations to the Executive under this Agreement.

Execution Version

d.                  Except where payments are required to be made under Section 11(e), if the Company or the University terminates the Executive’s employment other than for Cause or Disability, the Executive terminates the Executive’s employment for Good Reason as provided in Section 10(c) hereof, or the Executive’s employment terminates on the Retirement Date, the Company or the University, as applicable, shall pay the Executive the following amounts and shall have no further obligations to the Executive, provided, that, in the case of (ii) through (vi), on or before the sixtieth day following the Date of Termination, the Executive executes a release of claims substantially in the form attached hereto as Appendix A and all revocation periods applicable to such release have expired without the release being revoked:

i.                          the Accrued Obligations in a lump sum in cash within thirty (30) days of the Date of Termination;

ii.                        an amount equal to the sum of (A) $1,384,140, representing two times the Executive’s 2019 Base Salary and (B) $1,245,726, representing two times the Executive’s 2019 Annual Bonus, paid in substantially equal proportionate installments in accordance with the Company’s or the University’s, as applicable, normal payroll practices over a period of twenty-four (24) months, commencing within sixty (60) days following Executive’s Date of Termination, provided, that if Executive’s Date of Termination occurs within sixty (60) days prior to the end of a calendar year, payments will commence in the year after the Date of Termination, and in all cases, the first payment shall include all payments Executive would have received if payments had been continuous after the Date of Termination;

iii.                        if the Date of Termination is in 2020, a pro rata Annual Bonus for 2020 based on the ratio that the number of days employed hereunder in 2020 bears to 366, determined based on actual performance and payable at the same time annual bonuses for 2020 are paid to senior executives of the Company generally (and in no event later than March 15, 2021), provided that the Executive will not then receive the sum set forth in clause (B) of the definition of Accrued Obligations; and

iv.                        subject to Section 5(d), vesting of all equity awards in the Company pursuant to the “retirement” provisions thereof as in effect on the Effective Date, subject in the case of performance-vesting awards to the satisfaction of the performance criteria for the applicable performance period (and, for the avoidance of doubt, the Executive’s outstanding equity awards are specified on Appendix B hereof);

v.                        for twenty-four (24) months after the Date of Termination, or any longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company or the University, as applicable, shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company or the University, as applicable, and its affiliated companies including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer employees of the Company or the University and their affiliated companies, as if the Executive’s employment had not been terminated; provided, however, that the Company or the University may elect, with respect to some or all of such benefits, that in lieu of the continuation of such benefits, the Company or the University, as applicable, may pay to the Executive twenty-four (24) monthly payments, less applicable withholdings for federal, state, and local taxes, each equal to the monthly premiums (at the rate and level of coverage applicable at the time of the Executive’s termination) under the Company’s or the University’s, as applicable, welfare benefit plans, practices, policies and programs (at the rate and level of coverage applicable at the time of the Executive’s termination) for the benefits for which this election is made; and provided, further, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under the other plan during the applicable period of eligibility.

Execution Version

vi.                        to the extent not theretofore paid or provided, for twenty-four (24) months after the Date of Termination, the Company or the University, as applicable, shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, the University and their affiliated companies (these other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

e.                   If within one hundred and eighty (180) days after a Change of Control (as defined in Section 12), the Company or the University, as applicable, terminates the Executive’s employment other than for Cause or Disability or the Executive terminates the Executive’s employment for Good Reason as provided in Section 10(c) hereof, the Company or the University, as applicable, shall pay the Executive the following amounts and shall have no further obligations to the Executive, provided, that, in the case of (ii) through (iv), on or before the sixtieth day following the Date of Termination, the Executive executes a release of claims substantially in the form attached hereto as Appendix A and all revocation periods applicable to such release have expired without the release being revoked:

i.                        an amount equal to the sum of (A) the Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, (B) the product of (x) the Annual Bonus (to the extent Company and University, as applicable, and Executive performance were satisfying the performance targets, adjusted for the short period through the Date of Termination, for an Annual Bonus) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the effective date of termination of the Executive’s employment (the “Change of Control Date of Termination”), and the denominator of which is 365, and (C) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case, to the extent not theretofore paid, in a lump sum in cash within thirty (30) days of the Change of Control Date of Termination; provided that any such deferred compensation shall be paid in accordance with the terms and conditions of any applicable deferred compensation plan;

ii.                        an amount equal to the sum of (A) $1,384,140, representing two times the Executive’s 2019 Base Salary and (B) $1,245,726, representing two times the Executive’s 2019 Annual Bonus, in a lump sum in cash within sixty (60) days of the Change of Control Date of Termination, provided, that if Executive’s Change of Control Date of Termination occurs within sixty (60) days prior to the end of a calendar year, payments will be paid on the first payroll date in the year after the Change of Control Date of Termination;

Execution Version

iii.                        for twenty-four (24) months after the Date of Termination, or any longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company or the University, as applicable, shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company or the University, as applicable, and its affiliated companies including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer employees of the Company and the University, as applicable, and its affiliated companies, as if the Executive’s employment had not been terminated; provided, however, that the Company or the University may elect, with respect to some or all of such benefits, that in lieu of the continuation of such benefits, the Company or the University, as applicable, may pay to the Executive twenty-four (24) monthly payments, less applicable withholdings for federal, state, and local taxes, each equal to the monthly premiums (at the rate and level of coverage applicable at the time of the Executive’s termination) under the Company’s or the University’s, as applicable, welfare benefit plans, practices, policies and programs (at the rate and level of coverage applicable at the time of the Executive’s termination) for the benefits for which this election is made; and provided, further, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under the other plan during the applicable period of eligibility.

iv.                        to the extent not theretofore paid or provided, for twenty-four (24) months after the Date of Termination, the Company or the University, as applicable, shall timely pay or provide to the Executive Other Benefits;

v.                          subject to Section 5(d), all of the Executive’s outstanding equity awards shall fully vest; and

vi.                        in the event that it is determined that any payment, benefit, or distribution described in this Section 11(e) or in Section 12 made by the Company, the University, by any of its or their affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s or the University’s assets (within the meaning of Section 280G of the Code or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Section 11(e), Section 12 or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the payments due under this Agreement shall be reduced so that the Total Payments will not result in the imposition of such Excise Tax. The payment reduction contemplated by the preceding sentence shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each “parachute payment” within the meaning of Section 280G of the Code, and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Section 280G of the Code and the denominator of which is the intrinsic value of such “parachute payment.” For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) the entire amount of the Total Payments shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2) and as subject to the Excise Tax, unless and to the extent, in the written opinion of the Company’s independent accountants and reasonably acceptable to Executive, such payments (in whole or in part) are not subject to the Excise Tax; and (B) the value of any noncash benefits or any deferred payment or benefit (constituting a part of the Total Payments) shall be determined by the Parent’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4). Notwithstanding the foregoing, if (Y) the Total Payments exceed three (3) times the Executive’s “base amount” as defined within Section 280G and (Z) the Executive would receive at least $50,000 more on a net after-tax basis if the Total Payments were not reduced pursuant to this section (after payment of the Excise Tax), then the Company and the University will not reduce the Total Payments and Executive shall be responsible for the Excise Tax related thereto. For purposes of determining the net after-tax benefit, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of the federal income taxation applicable to individuals (without taking into account surtaxes or loss or reduction of deductions) for the calendar year in which the Date of Termination occurs and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive’s residence on the Date of Termination.

Execution Version

g.                  No Duty to Mitigate. The Executive shall not be required to mitigate amounts payable pursuant to Section 11 hereof by seeking other employment.

h.                  No Additional Payments. Notwithstanding anything to the contrary in this Agreement, the Executive acknowledges and agrees that in the event of the termination of his employment, even if in breach of this Agreement, he will be entitled only to those payments specified herein for the circumstances of his termination, and not to any other payments by way of damages or claims of any nature, whether under this Agreement or under any other agreements between the Executive and the Company or the University.

12.              Acceleration of Equity Awards. All equity awards granted to the Executive under any equity incentive plan maintained for Company or University employees that are outstanding immediately prior to the following events shall be vested and fully exercisable as follows: (a) upon termination of the Executive’s employment by the Executive’s death as provided in Section 10(a) hereof, (b) upon termination of the Executive’s employment by the Company or the University, as applicable, for Disability as provided in Section 10(b)(i) hereof, or (c) upon termination of the Executive’s employment by the Company or the University, as applicable, as provided in Section 10(b)(iii) in the twelve (12)-month period following a Change of Control or by the Executive for Good Reason as provided in Section 10(c) in the twelve (12)-month period following a Change of Control; provided that for purposes of clauses (a) and (b) any equity awards that are subject to performance conditions for a performance period not yet completed will be deemed to be vested and exercisable in a pro-rated amount equivalent to the portion of the performance period that has passed and assuming achievement of the performance conditions for that period at the “target” level, and for purposes of clause (c) any equity awards that are subject to performance conditions for a performance period not yet completed will be deemed to be vested and exercisable in full at the “target” level. This Agreement is intended to amend all equity awards previously awarded to the Executive to modify vesting as described above to the extent vesting would not otherwise accelerate under the terms of such equity award grants. For purposes of this Agreement, “Change of Control” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one (1) or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity owning fifty percent (50%) or more of the combined voting power of all classes of stock of the Company, provided, that if an event is a “Change of Control” as defined in this Agreement but is not a “change in control event” as defined in Section 409A of the Code, any payments which are the same as the payments the Executive would have received under Section 11(d) if there had not been a “Change of Control” will be paid at the time and in the manner specified in Section 11(d).

Execution Version

13.              Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

a.              If to the Company or the University:

American Public Education, Inc.

111 West Congress Street

Charles Town, West Virginia 25414

Telecopy: (304) 724-3780

Attention: Secretary

b.             If to the Executive, to the address set forth on the signature page hereto, or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three (3) days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of delivery) or at such time as delivery is refused by the addressee upon presentation.

14.              Severability. The invalidity or unenforceability of any one (1) or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

15.              Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 8 and 9 hereof shall survive the termination of employment of the Executive. In addition, all obligations of the Company or the University to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

Execution Version

16.              Successors and Assigns.

a.                   This Agreement is personal to the Executive and without the prior written consent of the Company or the University shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

b.                  This Agreement shall inure to the benefit of and be binding upon the Company and the University and its successors and assigns.

c.                   The Company and the University, as applicable, will require any successor or any party that acquires control of the Company or the University (whether direct or indirect, by purchase, merger, consolidation or otherwise) or all or substantially all of the business and/or assets of the Company or the University to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company or the University, as applicable, would be required to perform it if no succession had taken place. As used in this Agreement, “Company” or “University” shall mean the Company or the University as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

17.              Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

18.              Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one (1) or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

19.              Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

Execution Version

20.              Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of West Virginia (but not including the choice of law rules thereof).

21.              Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

22.              Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

23.              Limitations Under Code Section 409A. Anything in this Agreement to the contrary notwithstanding, if (a) on the date of termination of Executive’s employment with the Company or the University, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code, (b) if Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (c) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (d) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code as a result of such termination, the Executive would receive any payment that, absent the application of this Section 23, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (x) six (6) months after the Executive’s termination date, (y) the Executive’s death or (z) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).

It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.

Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred. Any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit. The amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company or the University, as applicable.

Execution Version

24.              Messaging. All internal and external communications involving the Executive’s transition to the President role and his retirement from the Company on the Retirement Date shall be subject to the Executive’s review and comment.

25.              Board of Trustees. The University agrees to allow the Executive to continue to serve as a member of its Board of Trustees until the date on which the Executive ceases to serve as President.

26.              Board of Directors. The Company agrees to allow the Executive to continue to serve as a member of the Board until the end of its then-current term.

[Signature page follows]

Execution Version

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

AMERICAN PUBLIC UNIVERSITY SYSTEM, INC.

By:	/s/ Thomas Beckett
	Name:	Thomas Beckett
	Title:	General Counsel

AMERICAN PUBLIC EDUCATION, INC.

By:	/s/ Richard W. Sunderland, Jr.
	Name:	Richard W. Sunderland, Jr.
	Title:	CFO

THE EXECUTIVE:

/s/ Wallace E. Boston, Jr.
Wallace E. Boston, Jr.

Execution Version

APPENDIX A

FORM OF RELEASE

[Attached]

Execution Version

APPENDIX A

FORM OF RELEASE

THIS RELEASE (“Release”) is entered into this [_____] day of [_____], 20[__], by and among American Public Education, Inc., a Delaware corporation (the “Company”), American Public University System, Inc., a West Virginia corporation (the “University”), and Wallace E. Boston, Jr. (the “Executive”).

WHEREAS, the Company, the University and the Executive are parties to that certain Amended and Restated Employment Agreement, dated as of August 21, 2019 (the “Employment Agreement”), which provides that certain severance payments and other benefits be made and provided by the Company and the University to the Executive following termination of the Executive’s employment under certain circumstances; and

WHEREAS, as a condition of receiving such severance payments and in accordance with the terms of the Employment Agreement, the Executive has agreed to enter into this Release;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereto agree as follows:

1.       Separation and Payment. The Executive performed his duties in accordance with the Employment Agreement through [_______]. The Executive’s Date of Termination (as such term is defined in Section 10(f) of the Employment Agreement) is [_______]. The Executive shall be entitled to the compensation and benefits set forth in Section 11 of the Employment Agreement, subject to compliance with the terms of the Employment Agreement and this Release. Other than the payments referred to in Section 11 of the Employment Agreement, the Executive has been paid all compensation due and owing to him under this Release and under any employment or other contract the Executive has or may have had with the Company and the University (including but not limited to the Employment Agreement) or from any other source of entitlement, including all wages, salary, bonuses, incentive payments, profit-sharing payments, leave, severance pay or other benefits.

2.       Release. On behalf of himself and his agents, heirs, executors, administrators, successors and assigns, the Executive hereby releases and forever discharges the Company, the University and any and all of the affiliates (excluding members), officers, directors, employees, agents, counsel, and successors and assigns of the Company and the University, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action, whether known, unknown or unforeseen, arising out of or in connection with any event, transaction or matter occurring or existing prior to or at the time of his execution of this Release, which he has or may have against any of them for any reason whatsoever in law or in equity, under federal, state, local, or other law, whether the same be upon statutory claim, contract, tort or other basis, including without limitation any and all claims arising from or relating to his employment or the termination of his employment and any and all claims relating to any employment contract (including but not limited to his Employment Agreement), any employment statute or regulation, or any employment discrimination law, including without limitation the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866 and the Equal Pay Act of 1963, all as amended, all state and local laws, regulations and ordinances prohibiting discrimination in employment, and other laws and regulations relating to employment, including but not limited to the Family and Medical Leave Act and the Fair Labor Standards Act, all as amended. The Executive agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking damages or other relief and asserting any claims that are lawfully released in this paragraph. The Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this paragraph. The Executive represents and warrants that he has not previously filed or joined in any such claims against the Company, the University or any of their affiliates, and that he has not given or sold any portion of any claims released herein to anyone else, and that he will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer. THE EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A GENERAL RELEASE (EXCEPT AS PROVIDED HEREIN) AND THAT BY SIGNING THIS RELEASE, THE EXECUTIVE IS SIGNING AND AGREEING TO THIS RELEASE. Notwithstanding any term or provision of this Release or the Employment Agreement to the contrary, and specifically notwithstanding the foregoing releases, this Release does not relate to, and the Executive does not release, any rights the Executive may have with respect to any of the following: (a) any claim of the Executive for the payments and benefits due to him under the Employment Agreement and this Release; (b) any contribution, indemnity, or other claim the Executive may have under the Charter or Bylaws of the Company or the University (or any successor or similar provision), under any applicable policy of insurance, or under applicable law as a result of any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that the Executive is or was a director, officer, executive or agent of the Company or the University or serves or served any other enterprise at the request of the Company or the University; (b) any claim relating solely to the validity of this Release under the ADEA, as amended; (d) any non-waivable right to file a change with the U.S. Equal Employment Opportunity Commission; or (e) any rights that may not be waived as a matter of law.

Execution Version

3.       No Admission. The Parties agree that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by either of them.

4.       No Obligation to Hire. The Executive agrees that neither the Company, the University nor any of their subsidiaries or affiliates have any obligation to hire, reemploy or reinstate the Executive in the future. The Executive agrees that he will not apply for employment with the Company, the University or any of their respective subsidiaries or affiliates.

5.       Cooperation and Non-Disparagement. The Executive agrees to cooperate with the Company and the University to the extent reasonably requested by the Company and the University for the purpose of transitioning his duties and responsibilities. Such cooperation shall include, but is not limited to, at the Company’s or the University’s request during the six (6) months following his Date of Termination, the Executive making himself available by telephone to answer questions regarding any matter or project in which he was involved while employed by the Company or the University. The Executive further agrees that, other than as may be required by law or as part of a governmental investigation or proceeding, he shall make no statements disparaging the Company, the University or any of their subsidiaries, affiliates, officers, directors, employees, or any of its business practices.

6.       Modification; Severability. The Parties agree that if a court of competent jurisdiction finds that any term of this Release is for any reason excessively broad in scope, duration, or otherwise, such term shall be construed or modified in a manner to enable it to be enforced to the maximum extent possible. Further, the covenants in this Release shall be deemed to be a series of separate covenants and agreements. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included herein, then at the option of the Company or the University, wholly unenforceable covenants shall be deemed eliminated from this Release for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

Execution Version

7.       Certain Representations. The Parties represent and acknowledge that in executing this Release such Party does not rely and has not relied upon any representation or statement made by the other Party or the other Party’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Release or otherwise.

8.       Entire Agreement. This Release, together with the Employment Agreement contains the entire agreement between the Parties relating to the subject matter of this Release, and may not be altered or amended except by an instrument in writing signed by both Parties hereto.

9.       Assignment. This Release and the rights and obligations of the Parties hereunder may not be assigned by either Party without the prior written consent of the other Party.

10.       Binding Agreement. This Release shall be binding upon and inure to the benefit of the Parties and their respective representatives, successors and permitted assigns.

11.       Waiver. Neither the waiver by either Party of a breach of or default under any of the provisions of this Release, nor the failure of such Party, on one (1) or more occasions, to enforce any of the provisions of this Release or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

12.       Further Assurances. The Parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Release.

13.       Governing Law. This Release, for all purposes, shall be construed in accordance with the laws of the State of West Virginia without regard to conflicts of law principles. Subject to paragraph 14 below, any action or proceeding by either of the Parties to enforce this Release shall be brought only in a state or federal court located in the State of West Virginia, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Execution Version

14.       Arbitration.  Any controversy, dispute or claim arising out of or relating to this Release, including the obligations to make payments pursuant to the Employment Agreement, any modification or extension hereof, or any breach hereof (including the question whether any particular matter is arbitrable hereunder) shall be settled exclusively by arbitration, in the District of Columbia in accordance with the rules of the American Arbitration Association then in force (the “Rules”). Such arbitration shall be effected by arbitrator(s) appointed by the American Arbitration Association in accordance with the Rules. The Parties hereto agree to abide by all awards and decisions rendered in an arbitration proceeding in accordance with the foregoing, and all such awards and decisions may be filed by the prevailing Party with any court having jurisdiction over the person or property of the other Party as a basis for judgment and the issuance of execution thereon. The fees of the arbitrator(s) and related expenses of arbitration shall be apportioned among the Parties as determined by the arbitrator(s). Unless otherwise agreed by the Parties to the arbitration, all hearings shall be held, and all submissions shall be made by the Parties, within thirty (30) days of the date of the selection of the last arbitrator, and the decisions of the arbitrator(s) shall be made within thirty (30) days of the later of the date of the closing of the hearings or the date of the final submissions by the Parties. The Parties consent to the jurisdiction of the Courts of the District of Columbia and of the United States District Court for the District of Columbia, for all purposes in connection with the arbitration. The Parties consent that any process or notice of motion or other application to either of said courts, and any paper in connection with arbitration, may be served by certified mail, return receipt requested, or by personal service, or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided that a reasonable time for appearance is allowed.

15.       Acknowledgment. With respect to the Release in paragraph 2 above, Executive agrees and understands that he is specifically releasing all claims under the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), as amended. The Executive acknowledges that he has read and understands this Release and executes it voluntarily and without coercion. The Executive further acknowledges that he has had full opportunity to consult with an attorney prior to executing this Release, and that he has been advised in writing herein to do so. In addition, the Executive has been given twenty-one (21) days, to consider, execute, and deliver this Release to the Chairman of the Board of Directors of the Company at the Company’s principal business address, unless the Executive voluntarily chooses to execute this Release before the end of the twenty-one (21)-day period. The Executive understands that he has seven (7) days following his execution of this Release to revoke it in writing, and that this Release is not effective or enforceable until after this seven (7)-day period. For such revocation to be effective, notice must be delivered to the Company at the Company’s principal business address, addressed to the attention of the Chairman of the Board of Directors, no later than the end of the seventh calendar day after the date by which the Executive signed this Release. The Executive expressly agrees that, in the event he revokes this Release, this Release shall be null and void and have no legal or binding effect whatsoever, and he shall not be entitled to the payments described in paragraph 1 above, other than the Base Amounts, including pursuant to the Employment Agreement. The Parties recognize that he may elect to sign this Release prior to the expiration of the twenty-one (21)-day consideration period specified herein, and the Executive agrees that if she elects to do so such election is knowing and voluntary and comes after full opportunity to consult with an attorney.

[Signature page follows]

Execution Version

IN WITNESS WHEREOF, the undersigned have duly executed this Release, or have caused this Release to be duly executed on their behalf, as of the day and year first hereinabove written.

AMERICAN PUBLIC EDUCATION, INC.

By:
Name:

AMERICAN PUBLIC UNIVERSITY SYSTEM, INC.

By:
Name:

THE EXECUTIVE:

Wallace E. Boston, Jr.

Execution Version

APPENDIX B

OUTSTANDING EQUITY AWARDS

Form of Award	Grant Date	Vesting Date(s)
DSU	January 30, 2017	January 30, 2020
PSU	January 30, 2017	January 30, 2020
DSU	January 15, 2018	January 15, 2020 and 2021
PSU	January 15, 2018	January 15, 2020 and 2021
DSU	January 21, 2019	January 21, 2020, 2021 and 2022
PSU	January 21, 2019	January 21, 2020, 2021 and 2022

B-1